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Exhibit 10.7

INVENTORY PURCHASE AGREEMENT

BETWEEN

AGILENT TECHNOLOGIES INTERNATIONAL SARL

AND

FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG

EFFECTIVE MARCH 31st, 2006

Contract No. M1-06-004

INVENTORY PURCHASE AGREEMENT

        This INVENTORY PURCHASE AGREEMENT ("Agreement"), is dated and executed on March 31st, 2006 by and between AGILENT TECHNOLOGIES INTERNATIONAL SARL, a Swiss limited liability company, ("Seller"), and FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG, a German limited partnership ("Buyer").

W I T N E S S E T H:

        WHEREAS, Agilent Technologies Manufacturing GmbH & Co. KG ("Agilent KG") is engaged through its Semiconductor Test Solutions business unit ("STS") in the business of manufacturing a variety of manufacturing test systems; and

        WHEREAS, the STS business has been set up as a contract manufacturing facility; and

        WHEREAS, the inventory consisting of components, raw materials, packaging materials and work in progress related to STS is owned by Seller ("Inventory"); and

        WHEREAS, Agilent KG intends to sell and transfer its STS assets to Buyer on the basis of an Asset Purchase Agreement (the "Germany APA"); and

        WHEREAS, in this context Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Inventory;

        NOW, THEREFORE, in consideration of the promises and mutual covenants of the parties hereto, it is hereby agreed as follows:

1.     PURCHASE AND SALE OF INVENTORY

        1.1    Transfer of Assets.    Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, the items of Inventory which are generally further described and identified on Schedule 1.1 including any existing or future warranty claims which Seller might have against any third party in respect of such assets (collectively, the "Assets").

        1.2    Closing.    The transfer of the Assets shall take place on June 1st, 2006 (the "Closing Date") provided that (i) the Germany APA has been validly executed and (ii) the Closing Condition as defined in Section 1.3 of the Germany APA has been fulfilled. Seller and Buyer shall then execute on the Closing Date a closing confirmation which shall confirm in writing both the transfer of the Assets as well as the date such transfer took place. On the Closing Date Seller shall also transfer to Buyer the Seller's records, files and other data (or copies thereof) relating to the Assets. The parties agree that with regard to the Assets being in possession of Agilent KG the transfer of title shall be accomplished in accordance with Sec. 931 German Civil Act (BGB).

        1.3    Asset Audit.    Seller and Buyer will jointly conduct a full audit of the physical Inventory ("Audit") during the one week prior to the Closing Date ("Blackout Period"). Following such Audit, the Parties shall jointly establish and finally agree on the physical Inventory comprising the Assets and its implications on the Purchase Price ("Final Physical Inventory of Assets"). Buyer and Seller will mutually agree to the final quantities and a respective Purchase Price Adjustment based on the result of the Audit.

2.     PURCHASE PRICE AND PAYMENT

        2.1    Purchase Price.    In consideration for the sale and transfer of the Assets and subject to the terms and conditions of this Agreement the purchase price shall amount to US $21.474.817 plus applicable VAT, if any. Seller shall issue to Buyer subsequent to the Closing Date an invoice, as soon as possible but no later than 30th June 2006, according to local laws and regulations including applicable VAT, if any.

        2.2    Payment.    The Purchase Price for the Assets shall be payable on or subsequent to the Closing Date within ninety (90) days after the receipt of Seller's invoice without any deductions. In case of a Purchase Price adjustment as per Section 1.3 above, such Purchase Price adjustment shall be payable by the Party obliged to make such adjustment within one week after establishment and agreement on the Final Physical Inventory of Assets, not earlier, however, than the Purchase Price.

3.     REPRESENTATIONS AND WARRANTIES

        3.1    Due Organization.    Each party hereto represents and warrants to the other party that it is a duly organized and validly existing company under the laws of the jurisdiction of its incorporation and has the full right, power, and authority to enter into the transaction contemplated in this Agreement.

        3.2    Authorization.    Each party hereto represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on the part of such party.

        3.3    No further Representations.    Except for the representations and warranties contained in Sections 3.1 and 3.2, neither Seller nor any other person or entity grants any express or implied representation or warranty on behalf of Seller, explicitly the Assets will be sold "as is".

4.     MISCELLANEOUS

        4.1    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied (followed with confirmatory notice by overnight courier) or if mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

    (a)
    If to Seller:

      Agilent Technologies International Sarl
      Rue de la Gare 27-29
      CH-1110 Morges
      Attention: Antoine Chavan, European Legal Counsel

      With a Copy to:

      Agilent Technologies, Inc.
      395 Page Mill Road
      Palo Alto, California 94306
      Attention: General Counsel

    (b)
    If to Buyer:

      Flextronics International Germany GmbH & Co KG
       Heinz-Nixdorf-Ring 1
      33106 Paderborn
      Attention: Managing Director

      With a Copy to:

      Flextronics International
      305 Interlocken Parkway,
      Broomfield, Colorado, 80021 USA
      Attention:       General Counsel

        or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third business day after the mailing thereof or on the first day after delivery by overnight courier.

        4.2    Application of Provisions of Germany APA.    It is understood and agreed that Sections 9.3, 10.1, 10.2, and 10.4 to 10.14 of the Germany APA shall apply mutatis mutandis to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AGILENT TECHNOLOGIES INTERNATIONAL SARL
By:	/s/ ROMAN RAMER
Name:	Roman Ramer
Title:	STS Strategic Procurement Manager
FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG
By:	/s/ EDGAR SCHRADER
Name:	Edgar Schrader
Title:	Managing Director
By:	/s/ UWE SCHMIDT-STREIER
Name:	Uwe Schmidt-Streier
Title:	Managing Director

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  Exhibit 10.7
INVENTORY PURCHASE AGREEMENT BETWEEN AGILENT TECHNOLOGIES INTERNATIONAL SARL AND FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG EFFECTIVE MARCH 31st, 2006 Contract No. M1-06-004
INVENTORY PURCHASE AGREEMENT
W I T N E S S E T H